Exhibit (a)(10)

DOMINI SOCIAL INVESTMENT TRUST

Amendment

to Declaration of Trust

October 27, 2016

Pursuant to Section 9.3(a) of the Second Amended and Restated Declaration of Trust, as most recently amended and restated as of May 15, 2001 (as amended and in effect from time to time, the “Declaration”), of the Domini Social Investment Trust (the “Trust”), the undersigned, being not less than a majority of the Trustees of the Trust, do hereby certify that, in accordance with the provisions of the first sentence of Section 9.3(a) of the Declaration of Trust, the following amendments to the Declaration of Trust have been duly adopted on October 27, 2016:

Article 1, Section 1.1. of the Declaration is amended to change the designated name of the Trust from Domini Social Investment Trust to Domini Investment Trust effective on November 30, 2016.

The Declaration is amended to change the name of the Series designated as Domini Social Equity Fund on Appendix A and Appendix B to Domini Impact Equity Fund effective on November 30, 2016.

The Declaration is amended to change the name of the Series designated as Domini International Social Equity Fund on Appendix A and Appendix B to Domini Impact International Equity Fund effective on November 30, 2016.

The Declaration is amended to change the name of the Series designated as Domini Social Bond Fund on Appendix A and Appendix B to Domini Impact Bond Fund effective on November 30, 2016.

[Signature Page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

Amy L. Thornton, as Trustee and not individually	Gregory A. Ratliff, as Trustee and not individually

Kirsten S. Moy, as Trustee and not individually	John L. Shields, as Trustee and not individually